Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the Corporate Trust Services division of Wells Fargo Bank, National Association’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing Criteria) for residential mortgage‑backed securities (RMBS) transactions backed by pools of residential mortgage loans and/or backed by RMBS, for which the Company provides master servicing services and for which either (a) some or all of the issued securities for such RMBS transactions were publicly offered pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such RMBS transactions were privately offered pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable Servicing Criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government‑sponsored entity, other than certain RMBS transactions for which the offered securities were issued, sponsored and/or guaranteed by the Federal Deposit Insurance Company (the RMBS Master Servicing Platform), as of and for the twelve months ended December 31, 2020. Management has determined that all the Servicing Criteria set forth in Item 1122(d) are applicable to the Company’s obligations in the related transaction agreements with respect to the RMBS Master Servicing Platform as of and for the twelve months ended December 31, 2020, except for the following Servicing Criteria: 1122(d)(3)(i)(C), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which management has determined are not applicable to the Company’s obligations in the related transaction agreements with respect to the RMBS Master Servicing Platform as of and for the twelve months ended December 31, 2020; provided however that, with respect to the RMBS Master Servicing Platform (a) Servicing Criterion 1122(d)(1)(iii) is applicable only with respect to the Company’s continuing obligation to act as, or appoint, a successor servicer or, if applicable, a back‑up servicer under the circumstances set forth in the transaction agreements; (b) Servicing Criterion 1122(d)(1)(v) is applicable only to the Company’s obligations related to the aggregation of information received and the conveyance of such information, in each case, as required by the transaction agreements; (c) Servicing Criteria 1122(d)(3)(i)(A),(B) and (D) are applicable only as they relate to the Company’s responsibility to aggregate and provide loan‑level data to the appropriate transaction party in accordance with the transaction agreements; (d) Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to the Company’s obligation to make remittances to various transaction parties in accordance with the timeframes set forth in the transaction agreements; and (e) Servicing Criterion 1122(d)(4)(iii) is applicable only to the Company’s obligations related to the process of making or effecting an addition, removal or substitution to the asset pool in accordance with the transaction agreements (the Applicable Servicing Criteria). Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the RMBS Master Servicing Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the RMBS Master Servicing Platform, testing selected servicing activities related to the RMBS Master Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our qualified opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

Our examination disclosed the following material noncompliance with Servicing Criterion 1122(d)(2)(v) as applicable to the Company during the twelve months ended December 31, 2020. Custodial accounts for certain transactions on the RMBS Master Servicing Platform were not maintained at a federally insured depository institution as set forth in the transaction agreements because they did not satisfy account eligibility requirements.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned Servicing Criteria as of and for the twelve months ended December 31, 2020.

We do not express an opinion or any form of assurance on the statements in Schedule B (“Management’s Discussion of the Material Instance of Noncompliance”) of the Company’s Assessment of Compliance with the Applicable Servicing Criteria.

/s/ KPMG LLP

Chicago, Illinois

March 1, 2021